                Exhibit 99.1

X4 Pharmaceuticals Closes $115 Million Loan Facility with Hercules Capital

BOSTON, August 3, 2023 – X4 Pharmaceuticals (Nasdaq: XFOR), a leader in the discovery and development of novel small-molecule therapeutics to benefit people with rare diseases of the immune system, today announced the closing of a $115 million loan facility with Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”). The company also announced that it drew down $22.5 million upon the transaction’s closing.

“This expanded loan facility creates significant financial flexibility for X4 as we continue preparations for the potential commercial launch of mavorixafor in individuals with WHIM syndrome and continue to advance mavorixafor for certain chronic neutropenic disorders,” said Adam Mostafa, Chief Financial Officer of X4 Pharmaceuticals. “The initial draw down not only strengthens our balance sheet on a non-dilutive basis and extends our projected cash runway into 2025, but the overall transaction also creates expanded, future optionality beyond the equity capital markets as we potentially commence product sales and monetize a priority review voucher next year.”

"Hercules is very pleased to continue to support X4 and expand our partnership ahead of the potential approval and commercial launch of mavorixafor in WHIM syndrome and expected upcoming development progress in potentially treating certain chronic neutropenic disorders," said Bryan Jadot, Senior Managing Director and Head of Life Sciences at Hercules Capital. "This substantial capital commitment from Hercules aims to assist X4 in further advancing its important mission of developing and commercializing novel therapies for the treatment of rare diseases of the immune system."

The term loan facility provides for up to $115 million of term loans in the aggregate, available to be funded in multiple tranches. In addition to its initial drawdown, X4 may, for a period of time following U.S. approval of mavorixafor in individuals with WHIM syndrome, draw an additional tranche of up to $20 million. An additional tranche will be available to X4 in the amount of up to $7.5 million for a period of time following achievement of a certain clinical development-related milestone. The availability of a final tranche of up to $32.5 million in support of X4’s growth initiatives is subject to the approval of the lenders. In addition, the availability of each tranche is subject to certain customary conditions to drawing. The facility refinances $32.5 million in outstanding principal indebtedness and extends the initial interest-only period and maturity of existing and future borrowings. X4 is under no obligation to draw funds in the future.

About X4 Pharmaceuticals
X4 Pharmaceuticals is a late-stage clinical biopharmaceutical company focused on the discovery and development of novel therapies for people with rare diseases of the immune system. Our lead clinical candidate is mavorixafor, a small molecule antagonist of chemokine receptor CXCR4 that is being developed as an oral, once-daily therapy. Due to its ability to increase the mobilization of mature, functional white blood cells from the bone marrow into the bloodstream, we believe that mavorixafor has the potential to provide therapeutic benefit across a variety of chronic neutropenic disorders, including WHIM (Warts, Hypogammaglobulinemia, Infections, and Myelokathexis) syndrome, a rare, primary immunodeficiency. Following announcement of positive data from our global, pivotal, 4WHIM Phase 3 clinical trial, we are currently preparing a U.S. regulatory submission seeking approval of oral, once-daily mavorixafor in the treatment of people aged 12 years and older with WHIM syndrome. We are also currently evaluating mavorixafor in a Phase 2 clinical trial in people with certain chronic neutropenic disorders following positive results from a Phase 1b clinical trial of mavorixafor in people with congenital, idiopathic, or cyclic neutropenia. We continue to leverage our insights into CXCR4 and immune system biology at our corporate headquarters in Boston, Massachusetts and at our research center of excellence in Vienna, Austria. For more information, please visit our website at www.x4pharma.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” or other similar terms or expressions that concern X4's expectations, strategy, plans, or intentions. Forward-looking statements include, without limitation, statements regarding the anticipated benefit of the term loan facility funding and achievement of related milestones; the availability of unfunded tranches in the future; X4’s plans and expected timing for its clinical and regulatory developments of mavorixafor in individuals with WHIM syndrome and certain chronic neutropenic disorders; and the plans and objectives of management for future operations and capital expenditures. Any forward-looking statements in this press release are based on management's current expectations and beliefs. Actual events or results may differ materially from those expressed or implied by any forward-looking statements contained herein, including, without limitation, risks and uncertainties related to X4’s ability to raise additional funding when needed and on acceptable terms to X4 in order to achieve its business goals, including to repay the term loan facility; the availability of future tranches under the term loan facility is dependent, in part, on the approval of the lender, achievement of certain milestones and other factors; uncertainties inherent in the initiation and completion of clinical trials and clinical development; regulatory uncertainties; X4’s ability to obtain marketing approval from the applicable regulatory authorities in any jurisdiction for mavorixafor, if approved; X4’s ability to protect its intellectual property rights; the impacts of general macroeconomic and geopolitical conditions, rising inflation, and uncertain credit and financial markets on X4’s business, clinical trials, and financial position; and other risks and uncertainties, including those described in the section entitled “Risk Factors” in X4’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 4, 2023, and in other filings X4 makes with the SEC from time to time. X4 undertakes no obligation to update the information contained in this press release to reflect new events or circumstances, except as required by law.

Contacts:
Daniel Ferry (investors)
Managing Director, LifeSci Advisors
daniel@lifesciadvisors.com
(617) 430-7576

Brett Whelan (media)
LifeSci Communications
bwhelan@lifescicomms.com